EXHIBIT 21


List of the Company's Subsidiaries:

Name                                                     Jurisdiction
----                                                     ------------

FUNDever, Inc.                                             Delaware

Schoolpop, Inc.                                            Delaware

BarPoint.com, Inc.                                         Florida

Harmat Holding Corp.                                       New York

Quick Storage of Quogue, Inc.                              New York

Northside Woods, Inc.                                      New York

Harmat Management Corp.                                    New York

Harmat Homes, Inc.                                         New York

Harmat Capital Corp.                                       New York

Harmat Hospitality, Inc.                                    New York

BPNT I, LLC.                                               Florida